Exhibit (r)(2)

NILSINE PARTNERS

CODE OF ETHICS

The success of Nilsine as a provider of advisory services depends upon Nilsine’s reputation for excellence and integrity in the investment marketplace. All officers and employees of Nilsine must therefore act in accordance with the highest ethical standards.

In order to ensure that Nilsine’s officers and employees comply with their fiduciary duties and other standards imposed by federal or state securities law upon their personal investment activities, Nilsine has adopted this Code of Ethics (the “Code”). The Code includes specific provisions with which all officers, employees, and "Access Persons" (defined below) must comply. Compliance with these technical provisions alone will not be sufficient to insulate from scrutiny or behavior which shows a pattern of abuse of an individual’s responsibilities. As such, all officers and employees are expected to abide by the spirit of this Code and the principles articulated herein.

1.1
Definitions
For purposes of this policy, the following definitions shall apply:

"Access Persons" are all employees (whether W-2 or 1099), directors, officers, partners or members of Nilsine, as the case may be, who (i) have access to nonpublic information regarding Advisory Client purchases or sales of securities; (ii) are involved in making securities recommendations to Advisory Clients; (iii) have access to nonpublic recommendations or portfolio holdings of Advisory Clients; (iv) all of Nilsine’s directors, officers, members and advisory representatives. Client services personnel who regularly communicate with Advisory Clients may also be deemed to be Access Persons.
"Advisory Client" is any person or entity for which Nilsine serves as an investment adviser for, renders investment advice to or makes investment decisions for.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an RIA, or other person who provides investment advice on behalf of the RIA and is subject to the supervision and control of the RIA.

“Recommendation” broadly includes any communication that, based on its content, context and presentation, would be reasonably viewed as a suggestion that the advice recipient engage in or refrain from taking a particular course of action.
1.2
Fiduciary Responsibilities

As a fiduciary under the Adviser’s Act, Nilsine recognizes:
  It has an affirmative duty of utmost good faith to act solely in the best interests of the Advisory Client and to make full and fair disclosure of all material facts, particularly where interests may conflict with the Advisory Clients;
  The duty to render disinterested and impartial advice;
  The duty to make suitable recommendations to Advisory Clients in light of their needs, financial circumstances and investment objectives;
  The duty to exercise a high degree of care to ensure that adequate and accurate representations and other information about securities is presented to Advisory Clients; and
  The duty to have an adequate basis in fact for Nilsine’s recommendations, representations, and projections.
1.3
Fiduciary Guidelines & Restrictions

Nilsine has established the following guidelines in order to ensure its fiduciary responsibilities:
  All Supervised Persons must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.

Code of Ethics – Page 2

  Firm emphasis on the unrestricted right of the Advisory Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. Nilsine’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Advisory Client.
  Access Persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the Access Person’s employment, unless the information is also available to the investing public on reasonable inquiry. No Supervised Person of Nilsine shall prefer their own interest to that of the Advisory Client.
  Nilsine or its Access Persons may buy or sell for their personal accounts investment products identical to those recommended to Advisory Clients. In accordance with standard “front running” guidelines, no Supervised Person may enter an order to purchase or sell any security prior to a transaction of the same security being implemented for an Advisory Client on the same day. Nilsine’s CCO will review and may approve exceptions on a case-by-case basis if it is determined that the trading activity does not violate Nilsine’s fiduciary duty. Instances in which exemptions may be granted may include (but are not limited to):
    A Supervised Person executes a transaction before an Advisory Client solicits a trade in the same security;
    A Supervised Person participates in a block trade with Advisory Clients; or
    A Supervised Person without access to a portfolio manager’s trading activity executes a transaction in the same security as the portfolio manager’s Advisory Clients.
  Nilsine and its Supervised Persons generally may not participate in private placements or initial public offerings (IPOs) without pre-clearance from the CCO.
  Records will be maintained of all securities bought or sold by Nilsine, Access Persons of Nilsine, and related entities. The CCO will review these records on a regular basis.
  Any individual not in observance of the above may be subject to termination.
1.4
Other Legal & Regulatory Matters
  Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with Nilsine that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person's securities holdings to the CCO. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, a list of all personal transactions in Reportable Securities.

  Exceptions to the Code will rarely, if ever, be granted. The CCO, however, may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

  Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients, except to persons whose responsibilities require knowledge of the information or upon the approval of the Advisory Client.

  Gifts. A record of all gifts given and received shall be maintained by the CCO. This record should consist of the following: date, whether received or given, Advisory Client/customer name, type of gift, name of associated Supervised Person, and approximate value of gift.

Code of Ethics – Page 3

  Accepting Gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances. Access Persons may be offered or may receive, without notice, gifts from clients, brokers, vendors, or other persons. Gifts of nominal value [i.e., a gift whose reasonable value, alone or in the aggregate, is not more than (1) $500 in any twelve-month period if accepting in the capacity of an IAR, or (2) $100 in any twelve-month period if accepting in the capacity of a registered representative of a broker-dealer], customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gift(s) must be declined and returned in order to protect the reputation and integrity of the firm.

  Giving Gifts. Access Persons acting in the capacity of an IAR may not give any gift with a value more than $500 (per year) to a client or persons who do business with, regulate, advise or render professional services to the firm unless approved by the CCO. Access Persons acting in the capacity of a registered representative of a broker-dealer may not gift with a value more than $100 (per year) to a client.

  Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or Nilsine. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.
  Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to the CCO the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The CCO will then determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

  Reporting, Review & Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall maintain (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, and (iii) copies of all Access Persons' written acknowledgement of receipt of the Code.
  Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, Nilsine may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. Nilsine may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by Nilsine or CCO in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

Code of Ethics – Page 4

  Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than
  $1,000,000 in monetary sanctions. More information regarding eligibility and how to report anonymously can be found via the following link: www.sec.gov/whistleblower. A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment. It is further Nilsine’s policy that any misconduct by any firm owner, management personnel or Supervised Person (exempt or non-exempt) shall be reported to the CCO. If the misconduct being reported is regarding the CCO, reports shall be made to other owners, management personnel or applicable regulators. If reported to an owner or management personnel, Nilsine will protect the reporting person’s identity and will not cause or threaten retaliation of any sort in connection with these reports. Reports may be filed online or via Form TCR (Tip, Complaint or Referral) available at the above link.
  Identity Theft Prevention Program. Nilsine has adopted the Identity Theft Prevention Program (“ITPP”), as required by the Commodity Futures Trading Commission and the SEC under Part 162 of the Commodity Exchange Act and Part 248 of the Securities Exchange Act of 1934. The ITPP is intended to require certain regulated entities to establish programs that will address the risks of identity theft. It also requires that financial institutions and creditors develop and implement a written program designed to detect identity theft red flags, prevent identity theft red flags, and mitigate identity theft in connection with existing accounts and the opening of new accounts.

Appendices to the Code. The Code shall be supplemented by the WSPs in its entirety, specifically including, without limitation, those dealing with:
  Trading;
  Principal & Agency Cross Transactions;
  Insider Trading;
  Personal Securities Transactions.

2.0
SUPERVISED PERSONS

Investment Advisers Act Rule 206(4)-7(a) and section 202(a) (25) of the Investment Advisers Act collectively define “Supervised Persons” as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. A list of Nilsine’s Supervised Persons is kept as part of Nilsine’s Organizational Chart.

2.1
Investment Adviser Representatives

IARs of Nilsine may do some or all of the following:
  Make recommendations regarding securities;
  Manage Advisory Client accounts or portfolios;
  Determine what advice should be given;
  Solicit the sale of or sells investment advisory services; or
  Supervise employees who perform any of the foregoing.

Administrative (non-Investment Adviser Representatives) personnel may not perform any of the aforementioned activities.

Code of Ethics – Page 5

To qualify as an IAR, at the time registration is applied for, it is necessary for the individual to hold an active:

  Series 65 Exam;
  Series 7 AND Series 66 Exam; or
  Professional Designation: Certified Financial Planner (CFP®), Chartered Financial Analyst (CFA), Chartered Financial Consultant (ChFC), Chartered Investment Consultant (CIC) or Personal Financial Specialist (PFS).

Nilsine shall not permit a disqualified person to become associated with the firm without the appropriate consent of the States in which the firm is registered. No firm IAR shall solicit potential business from a prospective Advisory Client nor render any advice unless registered in the Advisory Client or prospective Advisory Client’s state of residence, unless exempt from registration. If applicable, each IAR will also have to meet the Continuing Education requirement of the states where registered as an IAR. Questions regarding    registration    requirements    should    be    directed    to    the    CCO.

2.2
Unregistered Supervised Persons

The CCO will monitor the activities of unregistered Supervised Persons. Unregistered Supervised Persons may not conduct any business discussed in Item 3.1 above without proper licensure. Unregistered Supervised Persons are authorized to only participate in the following:

  Clerical or administrative matters concerning Advisory Client accounts;
  Generally discuss the services offered by Nilsine;
  Refer Advisory Clients to a Nilsine IAR for more specific information concerning their account(s); and/or
  Provide prospective Advisory Clients with Nilsine approved marketing brochure or materials.
2.3
Employee Onboarding

Prior to hiring an employee, Nilsine will review the SEC’s Investment Adviser Public Disclosure website and FINRA’s BrokerCheck to confirm whether the individual has been the subject of any reported disciplinary events. Individuals with a disciplinary history will be evaluated to determine whether they would pose a risk to Nilsine. Depending on the severity of the individual’s disciplinary history, the individual may be placed under heightened supervision or disqualified from consideration for the position.
Individuals who will be registered as IARs will be required to complete and attest to a biographical template, which will be used to draft their Form U4 and Brochure Supplement. Nilsine may conduct a background check or take additional action to thoroughly verify the accuracy of self-reported information provided by the individual. All reportable disciplinary events, additional compensation arrangements, and other conflicts of interests will be fully and accurately disclosed in the applicable sections of the Form ADV and Form U4. If an individual is considering soliciting clients from their previous employer, the individual’s employment contract will be reviewed for any restrictive non-solicitation or non-compete clauses.

2.4
Outside Business Activity (“OBA”)

Supervised Persons may have other business interests and may participate in other investments or activities in addition to those relating to Nilsine. All OBAs, whether paid or unpaid, must be reported to the CCO within 10 days of becoming a Supervised Person, upon changes to the Supervised Person’s role with the OBA and/or annually. The CCO will assess any conflicts of interest that may arise from such outside business activity. If the CCO approves the outside business, the CCO is responsible for any proper disclosures required.
IARs are required to disclose any business in which are engaged as a proprietor, partner, officer, director, employee, trustee, agent or otherwise in their Form U4, except for non-investment-related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt. IARs are required to disclose any business that is investment-related or accounts for more than 10% of their time or income in their Brochure Supplement.

Code of Ethics – Page 6

2.5
Complaints

The CCO shall be responsible for responding to Advisory Client complaints. “Complaint” means any written or oral statement by an Advisory Client or any person acting on behalf of an Advisory Client alleging a grievance involving the activities of persons under the control of Nilsine in connection with providing investment advice to or placing orders on behalf of Advisory Clients. All Supervised Persons are required to promptly report all complaints received to the firm’s CCO. Investor or client complaints that are received by a Supervised Person via e-mail must immediately be forwarded to the CCO. Nilsine will retain all communications related to client complaints, including any response letters. Nilsine regularly monitors electronic and written correspondence between Supervised Persons and Advisory Clients for unreported client complaints. As part of the response process, the CCO will keep a record of the Advisory Client complaint, the Supervised Person involved, the date the complaint was received, the associated Advisory Client, the inquiry made, any notable findings, and the resolution of the complaint. The CCO will then determine if additional disclosure needs to be made to the firm’s Form ADV or Supervised Person’s Form U4 and Brochure Supplement.

2.6
Employee Terminations

Nilsine shall maintain a list of owners and/or Supervised Persons who have resigned or have been terminated by Nilsine. The list shall include the names of the departing individual, their title, hire date, termination date, the reason for their departure, and any filed or stated complaints related to their departure. Nilsine shall also maintain a list of client accounts monitored or serviced by the former employee. Nilsine’s CCO will ensure that a departing IAR’s Advisory Client accounts are reassigned to another IAR or properly closed and provided prorated refunds, if applicable. Nilsine’s CCO is responsible for monitoring any departing registered investment advisor representative’s email correspondence for unreported client complaints.

In the event of an employee termination, Nilsine will immediately terminate their access to client information and all other network resources. Any keys or cards to access Nilsine’s office(s) will be collected. Nilsine will promptly remind the departing employees to protect all client information, trade secrets, customer lists, and other confidential or proprietary data. If registered as an IAR, Nilsine will file a Form U5 to terminate their registrations. A copy of the filed Form U5 will be provided to the departing employee for their records within 30 days of the filing.

3.0
INVESTMENT MANAGEMENT

3.1
Discretion

Discretion is the act of conducting a securities transaction without having obtained the Advisory Client’s prior approval for a trade. Nilsine exercises discretion on Advisory Client accounts. Nilsine will not place an order to purchase or sell a security for the account of any non-discretionary Advisory Clients without first obtaining trade authorization to do so.
3.2
Investment & Suitability Process

As a fiduciary, Nilsine has a responsibility to recommend only those investments that are suitable for each Advisory Client, based on their specific circumstances and situation. Sufficient information on each Advisory Client’s circumstances must be maintained to determine whether particular investments are suitable and continue to be suitable. Nilsine is held to an initial and ongoing suitability standard for investment management Advisory Clients.

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During the initial meeting with an Advisory Client, an advisory agreement will be signed and information relative to the Advisory Client’s risk tolerance and investment objectives is gathered. Nilsine is then able to determine suitable investments. Nilsine will attempt to contact Advisory Clients at least annually to review their current investments and discuss any changes in their financial objectives or risk tolerance. Documentation relating to these meetings will be kept in the Advisory Client’s file for no less than 5 years.

IARs are responsible for reviewing Advisory Client accounts, subject to oversight from the CCO. IARs and investment personnel are responsible for conducting periodic reviews of portfolios to detect trading irregularities and unusual positions. The CCO is responsible for a regular review of firm wide trading.
3.3
Department of Labor’s Prohibited Transaction Exemption

The Department of Labor (“DOL”)’s Prohibited Transaction Exemption 2020-02 (“PTE”) impacts retirement rollover recommendations provided by financial services firms, including advisers. Advisers are prohibited from receiving payments that create conflicts of interest unless they comply with the conditions set forth in the PTE. To comply with the PTE, advisers must adhere to the following when recommending retirement and IRA rollovers:
  Acknowledge their fiduciary status in writing.
  Disclose, in writing, to the Advisory Client the scope of the relationship and all material conflicts of interest.
  Comply with the Impartial Conducts Standards.
    Provide prudent investment advice.
    Charge only reasonable compensation.
    Avoid misleading statements.
  Maintain written documentation of the specific reasons that any recommendation to roll over assets from an ERISA plan to an IRA, from an IRA to another IRA, or from one account type to another (e.g., from a commission-based account to a fee-based account) is in the best interest of the retirement investor.
  Provide written disclosures to retirement investors of the reasons that the rollover recommendation is in their best interest.
  Conduct an annual compliance review of the firm’s compliance with PTE and document the results in a written report to a “Senior Executive Officer” of the firm.
Nilsine acknowledges its fiduciary status, the scope of the relationship, and all material conflicts of interest in writing in the Form ADV Part 2, Form CRS, and/or a separate disclosure document.
Nilsine and its representatives provide prudent investment advice by exercising reasonable diligence, care, skill, and prudence in gathering suitability information from Advisory Clients and assessing the potential risks and rewards associated with the recommendation. Nilsine receives only reasonable compensation (as compared to the marketplace). Nilsine ensures that the statements made to retirement investors about the recommended transaction are not materially misleading.
Prior to recommending a rollover, Nilsine’s IAR(s) must make diligent and prudent efforts to obtain information about the retirement investor’s existing employee benefit plan and the participant’s interests in it.

After gathering any available information provided by the retirement investor, Nilsine’s IAR(s) provide a document describing the advantages and disadvantages of the distribution options available to the retirement investor. The documentation must include a description of the reason(s) that Nilsine believes the recommendation is in the retirement investor’s best interest.

Code of Ethics – Page 8

Nilsine’s CCO is responsible for conducting an annual review of Nilsine’s compliance with the PTE. The report should be completed within six months following the period it covers (e.g., the report covering the calendar year must be completed by June 30 of the next calendar year). The methodology for conducting the review and the results must be included in a written report provided to and certified by a Senior Executive Officer, who is defined as the chief executive officer, president, chief financial officer, or one of the three most senior officers of Nilsine.
3.4
Best Execution

Nilsine has chosen to recommend that Advisory Clients custody their assets with Schwab. As a fiduciary, Nilsine has an obligation to seek "best execution" of Advisory Client transactions under the circumstances of the particular transaction, and in such a manner that the Advisory Client’s total cost or proceeds in each transaction is the most favorable under the circumstances.

Custodian Best Execution Due Diligence
A quantitative and qualitative execution review of Schwab will be conducted at least annually. The determinative factor is whether the transaction represents the most favorable execution given the circumstances for the Advisory Client. The full range and quality of the broker's service is considered when selecting the firms to meet best execution obligations and may not pay the lowest commission rate available. As a starting point, though, the primary consideration is the trade price and commission quoted. These things being equal or fairly equal among brokers, the following factors, among others, are considered when performing annual qualitative evaluation of brokerage arrangements and the execution quality of Advisory Client trades:
  Margin and Money Market rates
  Ability to place trades in difficult market environments
  Ability to access a variety of market venues
  Experience as it related to certain securities
  Research services provided
  Ability to provide investment ideas
  Record keeping services provided
  Custody services provided and associated costs
  Frequency and correction of trading errors
  Financial condition
  Business reputation
  Timeliness of execution
  Execution facilitation services provided
  The existence of conflicts of interests (referrals, soft dollars, etc.) and their effects on Nilsine’s selection of brokers

For qualifying NMS securities, Nilsine will obtain retail execution quality statistic reports for each custodial relationship. Nilsine will additionally obtain execution quality statistics reports from Schwab. Execution quality reports display trading metrics such as execution price, speed, and the percentage of trades executed at or better than the national bid and best offer price. By reviewing these reports, Nilsine is able to assess certain quantitative measures of the execution quality provided by Schwab.
Bond Trading Review
Nilsine will review bond trading information from Schwab seeking bond pricing information in real time.

Nilsine will maintain notes regarding all information used to determine whether the execution price and costs were in the best interests of the Advisory Client.

Code of Ethics – Page 9

3.5
Alternative Investment Due Diligence
Alternative investments such as private equity, private credit, hedge funds, commodity pools, Real Estate Investment Trusts (“REITs”), Business Development Companies (“BDCs”), and other private placement investments involve a high degree of risk and can be illiquid due to restrictions on transfer and lack of a secondary trading market. They can be highly leveraged, speculative and volatile, and an investor could lose all or a substantial amount of an investment. Alternative investments may lack transparency as to share price, valuation and portfolio holdings. Complex tax structures often result in delayed tax reporting. Compared to mutual funds, hedge funds and commodity pools are subject to less regulation and often charge higher fees. Alternative investment managers typically exercise broad investment discretion and may apply similar strategies across multiple investment vehicles, resulting in less diversification.

Nilsine will discuss the specific risks of alternative investments (such as liquidity, volatility, etc.) with the Advisory Client before the initial investment onto the Nilsine Partners Private Markets Platform (administered by Proteus Capital). Current suitability information about the Advisory Client’s risk tolerance and financial objectives, time horizon, income, net worth, etc. will be retained in order to demonstrate that an allocation to alternative investment aligns with the client’s best interest and that the Advisory Client meets any restrictions to invest in the Private Markets Platform. In addition, Nilsine will conduct annual due diligence by reviewing performance to confirm whether an allocation to alternative investments continues to be in the participating client’s best interest.

The Nilsine Private Markets Platform (administered by Proteus) consists of multiple evergreen feeder fund vehicles which are unregistered securities. None of the Funds (i.e. Shavano, Tabeguache, Yampa) have registered or intend to register under the 1940 Act in reliance on an exception provided by Section 3(c)(1) of that Act. None of the Units of a Fund are registered under the Securities Act, in reliance on Section 4(a)(2) and Regulation D (including Rule 506(b)) thereunder. Consequently, the Funds are subject to significantly less federal or state regulation and supervision than registered investment companies. Proteus acts as the manager of these funds and Nilsine is the Investment Adviser. By subscribing to one of the feeder fund vehicles and making a commitment of $250,000 or more, a client is effectively “on the platform”.

Within the platform, Nilsine has three closed-end fund of funds vehicles (Private Equity, Real Assets, and Private Credit) and one evergreen fund of funds vehicle (Alternative Income). These fund of funds vehicles (referred to as pools) allow Nilsine to provide scalable and diversified access to private markets for clients who are Accredited Investors. None of the Funds (i.e. the 4 Antero pools) have registered or intend to register under the 1940 Act in reliance on an exception provided by Section 3(c)(7) of that Act. The offering of the Units in the Fund has not been registered under the Securities Act, in reliance on Section 4(a)(2) and Regulation D (including Rule 506(b)) thereunder. Consequently, the Funds are subject to significantly less federal or state regulation and supervision than registered investment companies.

It is Nilsine’s desire and intent to provide an institutional-quality private markets investment platform through this structure. Each of the fund of funds has a specific investment mandate. Each fund will be managed in accordance to its mandate. Except for specific situations where an alternative investment would not fit on the Proteus Platform (i.e. Qualified Opportunity Zone Funds), all alternative investments made available by Nilsine to its Advisory Clients will be administered through Proteus. For Advisory Clients who are Qualified Purchasers, they may allocate to individual alternative investments on the Proteus Platform through one of Proteus’s Master Funds.

Code of Ethics – Page 10

If an investment is deemed suitable for Nilsine’s Private Markets Platform, the Nilsine Investment Committee will introduce the manager of the alternative investment to Proteus’s investment team. Proteus will then perform investment due diligence and operational due diligence on the manager and the investment.. Proteus will complete their due diligence process, produce a diligence report, which will be shared with Nilsine, and Proteus will approve or disapprove the investment for use on their platform. Once Proteus has approved investments for use on their platform, the Nilsine Investment Committee will vote to approve an investment for allocation to the appropriate pool and will approve the commitment amount. If there is excess capacity with specific investments which may be of interest to Qualified Purchaser clients, that capacity may be made available through one of Proteus’s Master Funds as a direct opportunistic investment to clients who have expressed interest in such deal flow. Nilsine will maintain a list of Qualified Purchaser clients who have expressed interest and will update the list to reaffirm interest during annual client reviews.

3.6
Mutual Fund Share Class Selection

In order to satisfy Nilsine’s fiduciary duty to achieve best execution when purchasing mutual funds, Nilsine must seek the most favorable terms reasonably available under the circumstances. Therefore, Nilsine will invest Advisory Clients in the lowest-cost available share class of a recommended mutual fund for which an Advisory Client is eligible. When selecting a mutual fund share class for an Advisory Client, Nilsine will ensure that the Advisory Client is not:
  Invested in a more expensive share class when a less expensive share class is available;
  Paying unnecessary or excessive transactional and/or ongoing costs; or
  Uninformed as to the particular conflicts of interest that Nilsine or its investment adviser representatives may have in reference to share class recommendations and selections.
To help ensure that each Advisory Client is invested in the lowest-cost share class available, Nilsine will recommend institutional shares whenever possible. Nilsine will not recommend any mutual fund share classes to Advisory Clients that charge 12b-1 fees.

Initial Mutual Fund Share Class Selection
Mutual funds have different expense ratios, investment minimums, and other account type requirements depending upon the share class of the mutual fund. Before initially selecting a mutual fund share class for an Advisory Client, Nilsine will conduct an analysis to identify which share classes are available to the Advisory Client based on the share classes’ investment minimums and other requirements. Nilsine will exclude share classes that charge unnecessary or excessive transactional and ongoing costs from consideration. After the share classes available to the Advisory Client have been identified, Nilsine will select the least expensive share class available for each Advisory Client.

Mutual Fund Share Class Monitoring

Nilsine will conduct a review at least annually to ensure that Advisory Clients remain invested in the least expensive share class available for each Advisory Client. Nilsine’s review process will include the following:
  Determining whether any new share classes of a recommended mutual fund have become available;
  Analyzing the cost of any newly available share classes of a recommended mutual fund;
  Confirming whether previously recommended share classes continue to be the lowest cost share class available;
  Identifying any unnecessary and/or excessive fees charged by recommended mutual fund share classes;
  Supervising the conversion of a share class to a lower cost share class whenever possible; and
  Documenting any significant findings.

Code of Ethics – Page 11

Nilsine will review the prospectuses of recommended mutual funds and any other available informational materials published by the mutual fund companies. In addition, Nilsine will review any arrangements with Schwab that may directly or indirectly impact the fees charged to Advisory Clients invested in a recommended mutual fund share class.

Review of Share Classes in New Accounts
Nilsine will review the advisory accounts of each new Advisory Client in order to identify any share classes that can be converted to a lower cost share class. If there are any share classes that cannot be converted to an identified lower cost share class, Nilsine will retain supporting documentation explaining the reason (i.e., tax concerns) and confirm whether the share class can be converted to a cheaper share class at least annually.

Disclosure of Share Class Related Conflicts of Interest
Nilsine has a fiduciary duty to disclose all conflicts of interest related to Nilsine and its investment adviser representatives. Conflicts of interest include any arrangement or relationship in which Advisory Clients incur unwarranted costs or Nilsine receives unwarranted benefits due to the recommendation of a particular mutual fund share class. All conflicts of interest will be fully disclosed in the applicable sections of the Firm Brochure, and/or Brochure Supplement, which will be provided to each Advisory Client prior to the recommendation of a mutual fund that presents a conflict of interest.

3.7
Brokerage vs. Advisory Accounts
Representatives of Nilsine are registered representatives of Purshe Kaplan Sterling Investments, Inc. (“PKS”), member FINRA/SIPC. In this capacity, they offer brokerage services, including buying and selling securities for a commission per transaction. Since registered representatives of a broker-dealer earn a commission for each transaction, they have an incentive to make trades in brokerage accounts to increase their compensation.

Nilsine’s representatives only provide ongoing/active Portfolio Management services via advisory accounts. Brokerage accounts are only recommended for the purchase of certain security types not available on an advisory basis, certain legacy products, concentrated positions, for existing plans (401k, 403b, 529 etc.) whose structure does not provide for advisory services.

3.8
Trading Errors
A trade error under this policy is defined as including:
  Inaccurate transmission or execution of any term of an order including, but not limited to: price; number of shares or other unit of trading; identification of the security; identification of the account for which securities are purchased or sold; short sales that were instead sold long or vice versa; or the execution of an order on the wrong side of a market;
  Unauthorized (because of misunderstanding or mistake) or unintended purchase, sale or allocation of securities, or the failure to follow specific Advisory Client instructions; and
  Incorrect entry of data into relevant systems, including reliance on incorrect cash positions, withdrawals or securities positions reflected in an account.
Upon identifying a trading error, the CCO will be notified and direct the process of assessing the cause and extent of the error. Trade error reports must be made to Schwab’s Trade Error Desk within 10 days after the quarterly reconciliation period following the error.
Trade errors will be documented upon occurrence. When an error is corrected, the Advisory Client must not be disadvantaged: the Advisory Client must be “made whole”. If the trade error resulted in a gain to the Advisory Client’s account(s), Schwab will retain the gain. For errors with a gain of $100 or more, Schwab will donate it to one or more charities selected by Schwab.

Code of Ethics – Page 12

If the trade error resulted in a loss to the Advisory Client, Schwab will make a correcting entry in the Advisory Client's account as of the date of the original trade and take action to cover the transaction. Advisory Client records will then show the initial trade and the correcting or cancelling trade. Schwab determines loss amounts by calculating the difference in market prices between the time the trade constituting the error was actually executed and the price received in the process of correcting the trade(s). Upon calculation of the loss, Schwab will notify Nilsine and send an invoice. Payment is due within 30 days of invoice date. Soft dollars will not be used by Nilsine to pay for correcting trading errors. Nilsine requires that trade errors be paid collectively among each IAR. For example, if a trade error caused by any IAR resulted in a loss of $500 to any client, and there are 5 IARS, then each IAR would be required to contribute $100 to cover the trade error.
3.9
Aggregate Orders & Trade Allocation Procedures
Trades will not be allocated in such a way that Nilsine’s own or affiliated account(s) (including those of Supervised Persons) or selected Advisory Clients receive more favorable treatment than other Advisory Client ccounts. It is important to note that Nilsine does not offer performance-based accounts for Advisory Clients.
Because Advisory Clients select the broker of choice for their account, they may forego any benefit from savings on execution costs that might be available through negotiated volume discounts or batched orders (block trades).

Nilsine realizes that conflicts and restrictions exist for aggregating orders of various Advisory Client types, such as individuals, ERISA Plans, investment companies, with the orders on behalf of accounts advised by Nilsine in which Nilsine, Nilsine’s Supervised Persons and/or principals have economic interests (“proprietary accounts”). In the SMC Capital, Inc. no-action letter (available Sept. 5, 1995), the SEC indicated that aggregation of Advisory Client orders would not violate the anti-fraud provisions of Section 206 of the Advisers Act if the practice of allocating orders is fully disclosed in the Adviser’s Form ADV and separately disclosed to existing Advisory Clients and no advisory account is favored over any other account. All Advisory Clients participating in the aggregated order shall receive an average share price with all other transaction costs shared on a pro-rata basis.

The SEC granted no-action relief based on several conditions as outlined below:
  The Adviser’s policies for the aggregation of transactions shall be fully disclosed in the Adviser’s Form ADV and separately to the Adviser’s existing Advisory Clients and the broker-dealer through which such orders are placed;
  The Adviser will not aggregate transactions unless aggregation is consistent with its duty to seek best execution and the terms of the Adviser’s investment advisory agreement with each Advisory Client for which trades are being aggregated;
  No Advisory Client will be favored over any other Advisory Client; each Advisory Client that participates in an aggregated order will participate at the average share price for all Adviser’s transactions in that security on a given business day, with transaction costs shared pro-rata based on each Advisory Client’s participation in the transaction;
  The Adviser will prepare, before entering an aggregated order, a written statement (“Allocation Statement”) specifying the participating Advisory Client accounts and how it intends to allocate the order among those Advisory Clients;
  If the aggregated order is filled in its entirety, it will be allocated among Advisory Clients in accordance with the Allocation Statement; if the order is partially filled, it should be allocated pro-rata based on the Allocation Statement; notwithstanding the foregoing, the order may be allocated on a basis different from that specified in the Allocation Statement if all Advisory Client accounts receive fair and equitable treatment. The reason for different allocation should be documented in writing;
  Adviser’s books and records should separately reflect, for each Advisory Client account, the orders of which are aggregated, the securities held by, and bought and sold for that account;
  Adviser will receive no additional compensation of any kind as a result of the proposed aggregation;
  Individual investment advice and treatment will be accorded to each Advisory Client;

Code of Ethics – Page 13

Nilsine utilizes “block” trading to ensure equitable treatment of all client accounts. Due to the fact Nilsine executes trades according to multiple models/ strategies, Nilsine will execute a single block for all clients in each particular strategy. The strategies will rotate as to which is executed first according to a pre-determined rotation.

3.10
Transactions with Advisory Clients
The following activities are prohibited in advisory accounts:
  Billing advisory fees on non-securities holdings such as insurance or real estate;
  Charging Advisory Clients based upon a percentage of capital gains or appreciation. This prohibition would extend to charging Advisory Clients based upon avoidance of capital depreciation or losses;
  Placing Clients in positions charging 12b-1 fees; and
  Charging advisory fees on securities on which our representatives earned a commission in the prior two years.
In no case shall Nilsine enter into agency or principal transactions with any Advisory Client or arrange agency cross transactions for any Advisory Client.

4.0
INSIDER TRADING

Nilsine has adopted policies and procedures to prevent misuse of non-public information pursuant to Section 204A of the Investment Advisers Act of 1940. These legal requirements are consistent with Nilsine’s business philosophy and its professional responsibilities as an investment adviser.
4.1
The Law

The legal prohibitions against "insider trading" and Nilsine’s professional responsibility forbid the use or disclosure of material non-public information by directors, officers and Access Persons of Nilsine, for direct or indirect personal gain or profit. Moreover, the use of material, non-public information in securities transactions ("insider trading") or the communication of such inside information to others ("tipping") violates federal and/or state securities laws. Such a violation of law could result in severe personal consequences to the individuals involved, as described in more detail below.

Nilsine has adopted these policies and procedures to ensure that material non-public information will not be used by Access Persons (or members of their households) to their benefit of benefit of their Advisory Clients in securities transactions and that the confidentiality of such information will be maintained.

Set forth below are the Policies and Procedures required by Section 204A of the Investment Advisers Act of 1940, as amended, which are reasonably designed, taking into consideration the nature of the business of Nilsine, to prevent Nilsine and any person associated with it (including directors, officers and Supervised Persons) from trading securities on material, non-public information or communicating material, non-public information to others in violation of the law (such prohibited conduct is frequently referred to as "insider trading"). These Policies and Procedures apply to every person associated with Nilsine.
Every person associated with Nilsine must read, acknowledge receipt and understanding of, and retain these Policies and Procedures by acknowledging their receipt and understanding of Nilsine’s WSPs. Any questions regarding these Policies and Procedures should be referred to the CCO.

Code of Ethics – Page 14

4.2
Prohibited Conduct

All persons associated with Nilsine are prohibited from engaging in any securities transaction, for their own benefit or the benefit of others, while in possession of:

  Material, non-public information concerning securities that is made available to any Supervised Person by virtue of his or her position as an insider with respect to the issuer of such securities or through such person's association with Nilsine;
  Material, non-public information concerning securities where the information has been obtained by any person either through theft or misappropriation, or from an insider who has breached their fiduciary duty by disclosing the information to any person who knows or should know that a fiduciary duty has been breached.
  Material non-public information concerning securities where the information has been obtained by an Advisory Client who is an insider of temporary insider of a publicly traded company.

The term "insider" includes officers, directors and Supervised Persons of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, advisers, bank lending officers, and the Access Persons of such organizations.
A "fiduciary duty" is breached by an insider when the insider personally will benefit, directly or indirectly, from his or her disclosure of material, non-public information. The prohibited benefit would include pecuniary gain, a reputational benefit that could translate into future earnings, a relationship between the insider and the recipient that suggests a quid pro quo from the recipient, or an intention to benefit the particular recipient. An intention to benefit a particular recipient includes a situation in which an insider makes a "gift" of confidential information to a relative or friend who trades in securities.

"Material" information is generally defined as information which a reasonable investor would consider important in making his or her investment decisions, or information which is reasonably certain to have a substantial effect on the price of a company's securities.
Information that is deemed "material" includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

"Material" information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. In the case of Nilsine’s business as an investment adviser, information concerning significant transactions (purchases or sales) which Nilsine intends to execute on behalf of accounts which it manages for Advisory Clients could be material information and is prohibited from being communicated.

Information is considered "non-public" if it is confidential information disseminated only to corporate insiders; it is intended to be available only for a corporate purpose; and it has not yet been made available to all of the stockholders and the public generally.

Code of Ethics – Page 15

4.3
Prohibited Communications

All Supervised Persons of Nilsine are prohibited from communicating material, non-public information concerning any security to others unless such communication is properly within their duties for Nilsine. Without limiting the foregoing, such persons may not disclose, except as required by their duties for Nilsine, the identity of securities which Nilsine may purchase or sell for Advisory Clients.
4.4
Penalties

Penalties for trading on or communicating material, non-public information in violation of the law are severe, both for the individuals involved in such unlawful conduct and, possibly, their employers. A person who violates the prohibition against insider trading can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:
  Civil injunctions;
  Disgorgement of profits;
  Termination of employment;
  Jail sentences; and
  Fines for the person who committed the violation and/or the supervising employer of up to three times the profit gained or loss avoided, whether or not the person actually benefited.
In addition, any violation of these Policies and Procedures can be expected to result in serious sanctions by Nilsine, including dismissal of the persons involved.

4.5
Procedures to Implement Policy
The following procedures have been established by Nilsine in order to prevent insider trading.

Before Nilsine’s Access Persons trade for themselves or others in securities of a company about which they have or may have potential inside information, they should ask themselves the following questions:
  Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
  Is the information non-public? From whom have they received the information? Has this information been communicated by an insider in breach of his or her fiduciary duties? Have they received this information for corporate purposes only by virtue of their position as an insider? Has the information been made available to the general public?

If, after consideration of the above, Nilsine’s Access Persons are unsure whether they may be in violation of the law by disseminating or acting on the information they should:
  Report the matter immediately to the CCO;
  Refrain from the purchase or sale of the securities on behalf of themselves or others;
  Refrain from communicating the information inside or outside Nilsine, other than to the CCO;
  Wait for instructions from the CCO. Once the CCO has reviewed the issue, they will be instructed to continue the prohibitions against trading and communication, or they will be allowed to trade and/or communicate the information.

Nilsine’s procedures have been established to aid Access Persons in avoiding insider trading, and to assist Nilsine in preventing, detecting and imposing sanctions against such conduct. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions about these procedures should be directed to the CCO. Interpretive issues which arise under these procedures shall be decided by and are subject to the discretion of the CCO.

Code of Ethics – Page 16

4.6
Restrictions on Access to Material Non-Public Information

Information in the possession of Nilsine’s Access Persons which has been identified as material, non-public information disseminated or used for Nilsine’s corporate purposes may not be communicated to anyone, including persons within Nilsine, except as may be required in the performance of duties on behalf of Nilsine. In addition, care should be taken so that such information is secure. For example, files containing such information should be sealed, and access to computer files containing such information should be restricted by access codes, so that only those persons whose duties for Nilsine require such information shall have access thereto. Confidential matters (such as the identity of securities which may be purchased or sold by Nilsine or its Advisory Clients) should not be discussed in public places.
Except in the performance of duties for Nilsine, Access Persons should not use or discuss information as to which securities Nilsine intends to purchase or sell for its Advisory Clients' accounts.

4.7
Resolving Issues Concerning Insider Trading
Any Access Person who is trading in securities on the basis of certain information and is unsure whether the contemplated transaction would not constitute "insider trading" should consult with the CCO before executing the transaction. In addition, if there is any unresolved question as to the applicability or interpretation of any of the foregoing Policies and Procedures, or as to the propriety of any action, such question must be resolved with the CCO before any action is taken.

Access Persons may not buy or sell any security in which the person has a beneficial ownership unless the transaction occurs in an exempted security, or the Supervised Person has complied with the Personal Security Transaction Policy set forth below.
5.1
Personal Trading Activities of Supervised Persons
Personal trading and investment activities of Supervised Persons are subject to various federal securities laws, rules and regulations, e.g., Investment Advisers Act Section 206 (anti-fraud provision); Advisers Act Rule 204-3 (requiring an Adviser to disclose its practices and interests in Advisory Client transactions); Exchange Act Section 16 (requiring disclosure of certain securities transactions by officers and principal shareholders of public companies) and Exchange Act Section 10(b) and Rule 10b-5 (prohibiting the use of manipulative and deceptive devices in connection with the purchase or sale of securities).

Policies and procedures have been established to monitor at a minimum personal trading and activities of those Supervised Persons who are deemed to be advisory representatives (as defined in Adviser Act Rule 204-2) and/or access persons (as defined in Investment Company Act 17j-1).

A record of securities transactions for the account of Nilsine and any of Nilsine’s affiliated persons shall be established and maintained.

Such transactions must be recorded within thirty days of the end of each calendar quarter. The record of such transactions shall reflect the following information:
  The title and amount of the security involved;
  The ticker or CUSIP number, interest rate and maturity date, and principal amount of each security involved;
  The date and nature of the transaction (i.e., purchase, sale, or other acquisition or disposition);
  The price at which the transaction was effected; and
  The name of the broker-dealer or investment adviser through which the transaction was effected.
  The type of security and principal amount;
  The date the Access Person submitted the report.

Code of Ethics – Page 17

Nilsine requires that all individuals must act in accordance with all applicable federal and State regulations governing registered investment advisory practices. Any individual not in observance of the above may be subject to disciplinary action.
5.2
Pre-Clearance Procedures

Access Persons must have written clearance for personal securities transactions meeting the following criteria before placing the transactions:
  Restricted security list
  Security watch list
  Initial Public Offerings
  Private Placements
  Limited Offerings

Nilsine reserves the right to deny any proposed transaction that may have the appearance of improper conduct. Access Persons should complete a Pre-Clearance Form and submit all requests to the CCO. The CCO shall submit pre-clearance requests for his/her personal transactions to Nilsine’s owner(s). Once the proposed transaction has been approved, the Access Person may only transact in that security for the remainder of the trading day. Trades not made within the trading day must be re-submitted for approval.

5.3
Beneficial Ownership
Access Persons will be deemed to have beneficial ownership of securities if they have or share a direct or indirect financial interest in the securities. This will be the case where the Access Persons may directly or indirectly profit from a securities transaction. Accounts Access Persons shall be deemed to have a beneficial interest include (but not are limited to):
  Spouse’s account(s);
  Other dependent’s account(s);
  Individual account(s);
  Corporate account(s);
  Joint account(s);
  Tenants in common;
  Investment club(s);
  Partnership(s); and
  Account(s) where Access Persons act as custodian, trustee, power of attorney, executor, or in a similar capacity.
5.4
Reporting

Access Persons may only personally trade securities through an approved securities firm or a Dividend Reinvestment Plan (“DRIPs”). Each Access Person must ensure that Nilsine is sent duplicate account statements and/or trade confirmations no less frequently than 30 days after the end of each calendar quarter or provide electronic access to their accounts. Reports or statements shall include the name of the security, nature and date of the transaction, quantity, price, and broker-dealer or investment adviser through which the transaction was effected. Nilsine shall have access to all Access Persons’ initial, quarterly and annual account statements for at least 5 years. Access Persons must initially submit a holdings report within 10 days of becoming an Access Person and at least once each 12-month period thereafter, on a date selected by Nilsine. The information must be current as of 45 days before the report is submitted. Sample forms can be found in the Appendix hereto. These accounts and/or statements will be reviewed by the CCO and compared to Advisory Client accounts for trading ahead of and/or against Advisory Client positions, and to ensure adherence to Nilsine’s Pre-Clearance requirements. Any notable findings will be documented.

Code of Ethics – Page 18

The following are deemed to be securities for the purpose of complying with Nilsine’s personal securities transactions policy: equities, fixed income securities, closed-end mutual funds, exchange traded funds (“ETFs”), notes, derivatives, and any interest or instrument commonly known as a security not previously mentioned.

Investments in commercial paper, money market accounts, unit investment trusts (invested exclusively in one or more open-end funds), treasury securities, certificates of deposit and shares of open-end mutual fund companies do not need to be reported by Access Persons.

The following transactions are considered exempt transactions:
  Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
  Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.
  Any transaction in an account over which the Access Person does not have any direct or indirect influence or control.
  Purchases of securities in DRIPs.
  Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
  Transactions resulting from the exercise of an option, or warrant.
  Stop or Limit orders entered on prior days.

Nilsine or its Access Persons may buy or sell for their personal accounts investment products identical to those recommended to Advisory Clients. In accordance with standard “front running” guidelines, no Supervised Person may enter an order to purchase or sell any security prior to a transaction of the same security being implemented for an Advisory Client on the same day. Nilsine’s CCO will review and may approve exceptions on a case-by-case basis if it is determined that the trading activity does not violate Nilsine’s fiduciary duty. Instances in which exemptions may be granted may include (but are not limited to):
  A Supervised Person executes a transaction before an Advisory Client solicits a trade in the same security;
  A Supervised Person participates in a block trade with Advisory Clients; or
  A Supervised Person without access to an independent portfolio manager’s trading activity executes a transaction in the same security as the independent portfolio manager’s Advisory Clients.
5.5
Remedial Actions

Nilsine has implemented remedial actions that are designed to discourage its Access Persons from violating the Personal Securities Transaction Policy. In general, these actions are as follows, but may be more severe based on the circumstances:
  1st Violation—Verbal Warning;

  2nd Violation—Written warning;
  3rd Violation— Suspension and/or termination of employment.

5.6
Disclosure & Record-Keeping
Nilsine’s Code of Ethics is also described in Part 2A of Form ADV and is available upon request. All request for a copy of Nilsine’s Code of Ethics shall be directed to Nilsine’s CCO. All records pertaining to personal securities transactions shall be maintained for a period of no less than 5 years from the end of the fiscal year in which the document was last altered/amended.

Advisory fees for Nilsine’s Portfolio Management services are charged quarterly in advance. Either party may terminate the signed advisory agreement in writing at any time. Upon termination of the Advisory Agreement, Nilsine will process a pro-rata refund of the unearned portion of advisory fees for Advisory Clients charged in advance.

Code of Ethics – Page 19

Financial Planning & Consulting Advisory Clients may terminate the Advisory Agreement at any time before the delivery of a financial plan by providing written notice. For purposes of calculating refunds, all work performed by Nilsine up to the point of termination shall be calculated at the hourly fee currently in effect. Advisory Clients will receive a pro-rata refund of unearned fees based on the time and effort expended by Nilsine.
Retirement Plan Consulting agreements may be terminated by either party at any time by providing written notice to the other party. Full refunds will only be made in cases where cancellation occurs within 5 business days of signing an Advisory Agreement. After 5 business days from initial signing of an Advisory Agreement, Advisory Client must provide the other party 30 days written notice to terminate billing. Billing will terminate 30 days after receipt of a termination letter. Advisory Client will be charged on a pro-rata basis which takes into account work completed by Nilsine on behalf of the Advisory Client. The Advisory Client will incur charges for bona fide advisory services rendered up to the point of termination (determined as 30 days from receipt of said written notice) and such fees will be due and payable by the Advisory Client.

Code of Ethics – Page 20

I have read, understand and agree to all of the requirements set forth in Nilsine’s Investment Adviser Compliance Manual and Written Supervisory Procedures (“WSPs”). Furthermore, I understand that all questions pertaining to the WSPs should be directed to Nilsine’s Chief Compliance Officer. As such, I certify the following:
1.        I understand and will comply with all aspects of Nilsine’s Code of Ethics.
2.        I understand and will comply with all aspects of Nilsine’s Cyber Security and Social Media Policies.

3.       I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest. If required, I have obtained or will obtain pre-clearance for all securities transactions, in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer. I have reported all securities transactions, in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.
4.       I will comply with all of the policies and procedures described in Nilsine’s WSPs, and acknowledge that failure to comply may result in disciplinary action, up to and including termination of employment.

THE CODE OF ETHICS PROVIDED TO ME REQUIRES THAT I AS A SUPERVISED PERSON COMPLY WITH ALL APPLICABLE STATE AND/OR FEDERAL SECURITIES LAWS.

Signature ____________________________________________
Date ___________________________________

Print Name ____________________________________________

Appendix A: Initial Report of Holdings

Personal Securities Holdings
Initial Report

Name: ____________________________________________
(PRINT NAME)
Date Report is Submitted: ____________________________________________
(PRINT DATE)

Nilsine Partners, LLC has recently determined that you are an "Access Person," as defined in Nilsine’s Code of Ethics. As such, you are required to complete this form and submit it to the Chief Compliance Officer within 10 days of becoming an Access Person.

Instructions: This form asks for information about your personal securities holdings.

  The information you provide below must be current as of a date no more than 45 days before you became an Access Person.

  You must include securities held by your immediate family members with whom you live, unless you are not a beneficial owner of those securities.
  You do not need to report holdings in the following types of securities:
    Shares of money market funds;
    Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable;
    Direct obligations of the U.S. government;
    Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or
    Units of a unit investment trust (UIT) in unaffiliated unit investment trusts.
  You do not need to report securities held in accounts over which you had no direct or indirect influence or control, such as a blind trust.

  For each security in which you have any direct or indirect beneficial ownership, provide the following information:
    The title of the security;
    The type of the security;
    The exchange ticker symbol or CUSIP number (as applicable);
    The number of shares (as applicable); and
    The principal amount of the security (as applicable)

  List the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

All Access Persons will be required to submit an account statement for all securities that he or she has a financial interest within 10 days of becoming an Access Persons. This list should also include the securities of immediate family members with whom he or she live. Access Persons will then be required to submit updated account statements that include transactions in a security in which each Access Person had, or as a result of a transaction, acquired any direct or indirect beneficial ownership on a quarterly and annual basis for as long he or she is employed by Nilsine Partners, LLC (“Nilsine”).

I authorize Nilsine and its appointed Chief Compliance Officer (“CCO”) to review my advisory account statements and personal securities transactions through Nilsine’s chosen custodial platform for the length of my employment.

Attached are account statements for accounts held away from Nilsine’s chosen custodial platform for which I have a direct or indirect beneficial ownership or financial interest, including securities held by immediate family members with whom I live. I agree to continue providing these statements, either by including Nilsine’s CCO as a duplicate statement recipient or by providing digital or hard copies directly to the CCO no later than 30 days after the close of the quarter for the length of my employment. The following information will be included:
  Date of the transaction;
  The title of the security;
  The exchange ticker symbol or CUSIP number (as applicable);
  Interest rate and maturity date (as applicable);
  The number of shares involved in the transaction (as applicable);
  The principal amount of each reportable security involved (as applicable);
  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
  The price of the security at which the transaction was effected; and
  The name of the broker, dealer or bank with or through which the transaction was effected.
If Access Person has no personal securities accounts or holdings to report, Access Person will not be required to submit quarterly or annual statements until Access Person has acquired such accounts or holdings.

I certify that I do not currently have any personal securities accounts or holdings for which I have a direct or indirect beneficial ownership or financial interest to report. Within 10 days of acquiring eligible personal securities accounts and/or holdings, I undertake to submit account statements for ALL securities that I have a direct or indirect beneficial ownership or financial interest, including securities held by immediate family members with whom I live.

By signing below, I understand and will comply with all of the Personal Securities Transaction Procedures described in Nilsine’s Investment Adviser Compliance Manual and Written Supervisory Procedures (“WSPs”).

Employee’s Signature ____________________________________________
Date ___________________________________

Employee’s Name (Print Name) ____________________________________________

Chief Compliance Officer’s Signature ____________________________________________          Date ___________________________________

Appendix B: Personal Trading Pre-Clearance

PERSONAL TRADING PRE-CLEARANCE FORM

Directions: Complete and return this form to Nilsine Partners, LLC’s (“Nilsine”)’s Chief Compliance Officer prior to effecting the transaction in question. This pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of approval. If re-submission is required, Access Person must include the Initial Request with the Re-Submission.

Submitted By: ____________________________________________

Date: ___________________________________
1.                 ☐ Initial Request         ☐ Re-Submission
2.        Type of Transaction:        ☐ Buy                        ☐ Sell                       ☐ Short

3.        Security:                                                                                                  Symbol:

4.                 ☐ Common Stock           ☐ Option              ☐ Debt                  ☐ Other
5.        Number of Shares/Contracts/Principal:

6.        Account Number:                                                                                                                                                                                                          Custodian:
7.        If applicable, is the Equity a “New Issue”?     ☐ Yes     ☐ No
8.     I certify that I have completed this form in accordance with Nilsine’s Pre-Clearance Policies and that no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Nilsine’s policies or securities laws.

Signature ________________________________________________
Date ___________________________________

To Be Completed by Owner or Chief Compliance Officer Review/Approval

Transaction:          ☐ Approved         ☐ Re-Submit (see below)          ☐ Rejected (see below)

By signing below, I verify that I have reviewed the proposed transaction. If the proposed transaction above is
Approved, I have determined that it does not violate Nilsine’s Personal Security Transaction Policy.

Chief Compliance Officer ________________________________________________                         Date ___________________________________

Nilsine’s Owner ________________________________________________
Date ___________________________________

Appendix C: Outside Business Activity Form

Directions: Please respond to the following questions for review and approval of a prospective outside business activity (“OBA”). You must complete a separate OBA Form for each outside business activity that you must disclose. If any of the information reported below becomes inaccurate at any time, you must submit an updated form prior to engaging in any new activity, or promptly after terminating such OBA.

Submitted By:                   Date:
☐ Initial OBA Submission           ☐ Updating OBA Submission           ☐ Terminating OBA Submission
1.    Are you employed by (including owner, officer or employee), or do you accept any compensation from, any business organization not affiliated with the Firm?   ☐ Yes ☐ No
2.      Do you serve as director of any business organization not affiliated with the Firm?   ☐ Yes ☐ No
3.    Do you provide services (including, but not limited to, those provided as owner, officer, employee, board member, consultant or volunteer) for any charitable, non-profit, not for profit, or any other type of organization not disclosed above?   ☐ Yes ☐ No
4.      Are you a trustee (including co-trustee) on any account other than those of your immediate family?   ☐ Yes ☐ No
5.      Are you a general partner in any partnership or are you involved in any entity that creates or packages limited partnerships?   ☐ Yes ☐ No
● If “Yes”, are any Advisory Clients solicited to invest in such partnerships?   ☐ Yes ☐ No
For any “Yes” response above or any other OBA to be reported, please provide the following:
Name of OBA:
OBA’s Address:

Title:                                                        Start Date:                                          Ownership Percentage:
Compensation to Be Received:                          _____________                       Time Spent Per Month:
 Reason for Termination:
By signing below, I verify that I have reviewed and understand Nilsine’s policies and procedures for engaging in outside employment. I fully understand that failure to comply with such policies and procedures may result in disciplinary action, up to and including termination of employment.

Signature	Date
To Be Completed by Nilsine’s Chief Compliance Officer Date Reviewed: ☐ Approved	☐ Re-Submit (see below)	☐ Rejected (see below)

Notes: